Code of Business Conduct

Introduction

Ambev operates in several countries and cultures as part of Anheuser-Busch InBev group (AB InBev), global leader in the beer market. In order to keep our Company united it is essential for us to follow an ethical, clear and consistent code of conduct, since that, in order to achieve our business goals, we always adhere to the highest standards of business integrity and ethics and comply with all applicable laws and regulations.

Therefore, Ambev's Code of Business Conduct (the "Code of Conduct") includes the most important ethical behavior principles that should guide all our employees in their daily activities, as well as all entities operating on our behalf.

This Code of Conduct, along with our principles and other Ambev policies plays an essential role in building the foundation for long-term success. No financial goal, sales target or effort to outdo the competition outweighs our commitment to ethics, integrity, and compliance with applicable law.

This Code of Conduct applies to all directors, officers and employees ("Ambev's People" or "Employees") of Ambev S.A. and its subsidiaries in Brazil and abroad ("Ambev" or the "Company"), as well as to all business transactions we engage in, also expressing the principles to be followed by individuals and entities operating on our behalf. We expect our suppliers, service providers, and other business partners to act consistently with this Code of Conduct.

All Employees should carefully read and understand this Code of Conduct. Leaders should also guarantee that the Code of Conduct is known and followed within their respective areas of responsibility, and that it receives proper attention and follow-up.

Ambev's People are encouraged to report to the Company any activity or requested action that they believe to be, even potentially, in violation of the Company's laws, regulations or policies, including this Code of Conduct. Reporting should be done to the Compliance Area of the Legal Department (the "Compliance Area") or through the Compliance Helpline (see item 21.2 below). Ambev prohibits and will not tolerate any reprisal or threat of reprisal against any Employee reporting such violation. Only with your active support we can be the Best Beer Company bringing people together in a Better World.

Bernardo Pinto Paiva

Victorio Carlos de Marchi

Contents

1.        Our principles

2.        Culture

3.        Honest and ethical conduct

4.        Environment, health and safety

5.        Human rights

6.        Responsible Drinking

7.        Compliance with competition law

8.        Conflicts of interest

9.        Anti-corruption policy

10.     Gifts and Hospitality

11.     Political contributions and Mandates

12.     Books, Records and Controls

13.     Code of Dealing

14.     Confidential information

15.     Emails, Internet and information systems

16.     Social media and instant messaging applications

17.     Use of Company's assets

18.     Code of Responsible Commercial Communication

19.     External communication

20.     Ethics Committee

21.     Contacts: Compliance Channel and Compliance Helpline

1. Our principles

Our Code of Conduct is a practical guide to living our principles and values every day. It is designed to be clear and must be the context in which all Company's business decisions are made.

10 principles

Dream

1.        Our shared Dream energizes everyone to work in the same direction: Bringing people together for a better world.

People

2.        Our greatest strength is our people. Great people grow at the pace of their talent and are rewarded accordingly.

3.        We recruit, develop and retain people who can be better than us. We will be judged by the quality of our teams.

Culture

4.        We are never completely satisfied with our results, which are the fuel of our Company. Focus and zero complacency guarantee lasting competitive advantage.

5.        The Consumer is the Boss. We serve our consumers by offering brand experiences that play a meaningful role in their lives, and always in a responsible way.

6.        We are a Company of Owners. Owners take results personally.

7.        We believe common sense and simplicity are usually better guides than unnecessary sophistication and complexity.

8.        We manage our costs tightly, to free up resources that will support sustainable and profitable top line growth.

9.        Leadership by personal example is at the core of our Culture. We do what we say.

10.        We never take shortcuts. Integrity, hard work, quality and responsibility are key to building our Company.

2. Culture

Every Employee must strictly comply with all applicable laws, regulations and policies, observing the highest standards of business ethics at all times. The Company's reputation for honesty and integrity is one of our most valuable assets.

No Employee is authorized to require any action against this Code of Conduct, which is not subject to any kind of waiver or exception, on account of business or competitive needs, industry practices or other kind of demand.

Every leader is responsible for the enforcement of and compliance with our policies, including their distribution and availability to the teams, as well as their amendments.

Every Employee that deliberately violates this policy, or authorizes or allows its violation by a subordinate, is subject to disciplinary action, including dismissal.

3. Honest and ethical conduct

We are a company of "owners". Ambev's People behave as owners, with honesty, objectivity and diligence in performing their functions and duties. The Company trusts its Employees to demonstrate professionalism in all subjects related to Ambev and to not engage in any activity that is illegal or breaches the provisions of this Code of Conduct and of other applicable policies.

Every relationship with our customers, suppliers, competitors, agencies, employees and government representatives must be guided by compliance with all applicable laws and regulations, including, but not limited to, anti-corruption and competitive legislation, as described below in this Code of Conduct, as well as laws and regulations regarding exchange control and anti-money laundering regulations (for more information, see Global Policy against Money Laundering).

This one is for you, our leader!

Be an example of ethical behavior to all Ambev's People!

Do not use your position to ask for services or personal favors from subordinates or business partners. Encourage our business partners to adopt managerial practices that respect human dignity, ethics and environmental conservancy and look for partners that are in accordance with our ethical standards and respect for the laws and regulations of Ambev.

4. Environment, health and safety

In support of the Company's dream, we work vigorously to achieve a high standard of environmental, health, and safety performance throughout the organization: (i) we strive to prevent any accident, injury and occupational illness within our operations, including promoting the proper use of safety equipments, (ii) we comply with all applicable environmental, occupational health and safety laws and regulations, as well as the Company's standards and other requirements, and (iii) we strive to manufacture our products with maximum respect for the environment, promoting rational use of natural resources, while maintaining our commitment to quality and cost-efficiency. Ambev's People play a fundamental role to ensure that we take into account the environment in our daily work, helping to limit our use of scarce resources and ensuring we continue our commitment to recycling throughout our operations.

5. Human rights

As signatories to the United Nations Global Compact, AB InBev and Ambev are committed to business practices that do not infringe on human rights and do align with various international standards of responsible business conduct, including the Universal Declaration of Human Rights and the Declaration of the International Labor Organization on Fundamental Principles and Rights at Work. Our Global Human Rights Policy sets out standards, expectations and commitments regarding our responsibility to respect human rights, among them the prohibition of child labor or any other form of compulsory labor in our operations or of our business partners. For more details see our Human Rights Policy.

In addition to our own operation, Ambev is committed to upholding high standards of responsible behavior among its business partners, including suppliers and service providers, through our Supply Global Responsibility Policy. To learn more, see our Supply Global Responsibility Policy.

5.1. Discrimination and harassment

Respect for people, diversity and authenticity is an essential foundation in our Culture. This is why the Company values and promotes initiatives to foster diversity and equality in the workplace by prohibiting every form of discrimination whether by race, religion, gender, sexual orientation, age, political opinion, nationality, social status, origin or any other. Decisions related to hiring, benefits, promotions, training, disciplinary action and dismissal must be taken solely based on Employees skills and performance.

Likewise, Ambev does not tolerate any kind of harassment or aggression, physical, psychological, moral or sexual.

5.2. Free association

Ambev supports the right of its Employees to freely associate with unions and other organizations of choice, as well as to enter into collective bargaining to support their interests (it is forbidden, however, to use the Company's assets, resources and registered trademarks for these purposes). The Company does not discriminate, under any form, Employees that choose to constitute or associate with unions and other organizations, neither Employees that choose not to engage in these activities.

6. Responsible Drinking

As leaders in the beer market we are committed to promoting the responsible consumption of our products. As owners, if we choose to consume alcohol, we must set the example and do it in a responsible and smart way, both inside and outside our workplace.

In this sense, we do not tolerate any level of compromising of activities due to excessive or improper alcohol consumption during working hours or while conducting Company’s business, and we do not tolerate that our Employees operate or drive motorized vehicles after consuming alcohol, during working hours or not.

As a responsible employer, the Employee's safety and well-being at work are our greatest priorities. For these reasons, we have a global policy regarding alcohol consumption at work, which describes the Company's responsibilities as well as the Employee's and provides clear guidelines on what to expect from both. To learn more, see our Responsible Drinking Policy.

7. Competition

Ambev believes in fair competition and, therefore, Ambev's People should be aware and understand how the antitrust laws affect their daily work, and comply with it. Breaching any of these laws may result in serious consequences to Ambev and to the Employees involved, such as fines, reputation damage, disputes and even imprisonment.

To ensure compliance with the antitrust laws:

•   Be ethical! Do not exchange nor share confidential information with competitors (for example, incoming price increase, production costs or commercial strategies).

• Do not reach agreements or understandings with competitors that might restrict competition (for example, arrangements on price increase or production volume limitation, or agreements on exclusive territories, or customer allocation);

• Do not impose minimum or fixed resale prices on customers;

• Reject all actions that might be interpreted as or are anticompetitive, monopolist or in violation of the antitrust laws (for example, cartel);

• Be very careful to comply with these rules in trade association meetings and all other contacts with our competitors;

• Do not make comments with third parties, either directly or indirectly, about products and services provided by competitors, that are not proven, based on public facts, or with the intent to publicly discredit our competitor's image.

• Follow the guidelines of our Antitrust Compliance Policy at all times and,

• Ask for approval from the Compliance Team (via Compliance Channel) before any modification or creation of new commercial programs.

Not knowing the rules, therefore always  seek advice from the Compliance Team. If you have any suspicion that Ambev or any Employee is involved in any anticompetitive behavior, please use our Compliance Helpline or contact the Compliance Team immediately.

8. Conflicts of interest

Ambev's People should not get involved in any activity or situation which would conflict or interfere with the performance of their duties to the Company, i.e., Ambev's People must not compete with the Company or allow personal and family interests to influence, directly or indirectly, the Company's businesses.

A conflict of interest can arise in any personal relationship that can influence our ability to act in the best interest of the Company, or when our assessment of a circumstance could be affected or appear to be affected by the possibility of a personal benefit. Even in those cases where we do not receive a personal benefit in reality, the appearance of conflict of interest may negatively impact our credibility. We should do everything to avoid a conflict of interest.

Conflicts of interest may arise in several situations. There may be a conflict when you, or a family member:

• Own interest - individually or through family members (1st grade relatives such as parents, siblings, spouses and offspring) in business from, or take part in the management or administration of, any supplier, service provider, customer and competitor or in any other organization engaged in business, or willing to do so, with Ambev or any other company from the AB Inbev Group (unless interest in publicly traded companies for personal investment purposes).

• Take a business decision motivated by a personal interest.

• Receive a personal benefit from a supplier, service provider, customer or competitor, such as gifts, payment for meals, transportation or accommodation, regardless of value.

• Use the Company's assets or your position for private purposes.

In addition, Employees may have or form close personal friendships and, sometimes, affective relationships with their coworkers. To avoid conflicts of interest arising from these relationships, Employees should report to the Compliance Team if: (i) a member of your family or an Employee with whom you have a close personal relationship works for the company, or (ii) regardless of the management line, a personal relationship with a coworker may influence your decision-making process or interfere with your performance at work.

We do not admit professional decisions based on personal interests and relationships. That´s why you should seek guidance and aim for transparency at all times. In many cases the conflicts may be solved with an open conversation. A conflict of interest is not necessarily a violation of the Code of Conduct, but not disclosing it is!

Employees involved in an actual or potential conflict of interest situation must report it immediately to the Compliance Team, and refrain from taking part in any decision related to the conflict of interest situation.

9. Anti-corruption policy

Ambev has a zero tolerance anticorruption policy to each and every corruption activity. Ambev's People must comply, and ensure our partners comply, with local and international anti-corruption legislation, in all places we operate. This includes Law No. 12,846/2013 ("Brazilian Anti-corruption Law") and its regulations, the US Foreign Corrupt Practices Act ("FCPA") and other local and international applicable laws related to bribery and corruption, as well as norms, policies and internal procedures of Ambev.

Our Employees and business partners are strictly prohibited from directly or indirectly promising, offering or giving undue advantage to a Public Official or Entity or to any other third parties on Ambev's behalf (in addition to cash and equivalents, may be also deemed "undue advantage", gifts, products, entertainment (tickets), accommodation, meals, travel expenses, or anything else of tangible or intangible value).

Small payments as per the request of a Public Official to expedite or secure performance of a routine, non-discretionary governmental action ("facilitation payments") are strictly prohibited under this Code of Conduct, even if the refusal to pay would generate losses to the Company.

In order to ensure compliance with our Anti-corruption Policy, do not engage a third party who may eventually interact with a Public Official on behalf of the Company (Intermediary) without the proper approval by the Compliance Team.

To learn more about this subject, please refer to the Company's Anti-corruption Policy or contact the Compliance Team.

10. Gifts and Hospitality

Our Employees are not allowed to accept anything of value (including gifts, entertainment (tickets), favors, loans, payment of meals and travel expenses, and services or special treatment of any kind) from people or organizations that do or seek to do business with the Company. This includes suppliers, service providers, customers, public officials or any other type of business partner, actual or potential, regardless of value.

If you receive any gift, please send the standard thank-you letter available on the Compliance Channel. Ideally, the gift should be returned or, if not possible, forwarded to internal auction or donated to a charity institution chosen by Human Resources.

All gifts, entertainment or hospitality offered or given to third-parties by Employees must have a legitimate business purpose and be accurately recorded in the Company's accounting books and records.

Never take advantage of your position, or your condition as an Ambev's employee, to obtain discounts or personal benefits with customers, distributors, suppliers or public entities.

11. Political contributions and Mandates

In countries where political contributions are allowed, any direct or indirect contribution by Ambev to any political party, campaign committee or candidate to a public office must only be made upon prior approval from the Board of Directors of Ambev S.A.

Employees that wish to run for municipal, state or national elections must notify the Compliance Team about their intentions.

12. Books, Records and Controls

Transparency, ethics, and honesty must be the starting point to any procedure involving our accounting books, records and controls. The Company's financial statements, books and records must represent clearly, completely and precisely all business and operations with proper details. False, misleading, incomplete, inaccurate or artificial entries in Ambev's books and records are strictly prohibited.

Every business transaction must be recorded and managed according to the Company's accounting policy and no fund or asset not registered in the financial statements might be established or sustained to any purposes.

No Employee must be involved in accounting or business records falsification. They must respond in a complete and precise manner to any question directed to them by the Company’s internal or external auditors or by any other regulatory authority.

Any Employee that becomes aware of any fund or asset not registered, or any kind of violation to Ambev's policy with regards to financial data and business operations must report it immediately to his/her Supervisor or to the Compliance Team.

12.1    Disclosure

As a publicly listed company, Ambev needs to send all mandatory or requested documentation by the Comissão de Valores Imobilários (“CVM”) or by the Securities and Exchange Commission (“SEC”) within the deadline. It is strictly forbidden to submit inaccurate or dishonest reports, inside or outside Ambev. This may result in civil and criminal damage for Employees and the Company. This includes submitting information intentionally organized in a doubtful manner.

Do not submit forged financial data to meet individual performance targets or operational unit targets.

12.2 Finance Professionals: Professionalism and Credibility

Ambev is a solid, reliable and conscientious company aware of its social and business responsibilities. We wish to demonstrate to society that we seek results in a fair, lawful and transparent way. Our finance professionals must contribute to assert our credibility in the market. They must:

• Keep the proper professional standards in accounting and financial documentation.

• Stay up-to-date on laws and regulations. Seek legal advice whenever necessary.

• In their personal operations, not use any procedure or manipulation devices to affect, directly or indirectly, the transferable securities and assets quotation, inducing third parties to an error with the purpose of keeping financial advantages to themselves or others.

• Upon detection of any kind of violation of Ambev's policies in financial data and business operations, report them immediately to the Compliance Area.

The leaders of the Finance Team are responsible for keeping their teams with a variety of financial and operational skills, such as internal and accounting controls, financial planning and analyses, treasury and taxes. Leaders should not pressure the accounting team regarding their accounting estimates with the intent to improperly influence financial results.

13. Trading Manual

As a publicly listed company, Ambev must ensure a fair treatment to all its investors, which means that all investors should have access to the same information at the same time. The Manual of Disclosure and Use of Information and Trading Policy of Ambev ("Trading Manual") specifies the conditions to which Ambev's People and its relatives are subject when dealing with Ambev's shares.

All Employees with access to inside information (understood as information not publicly disclosed and that might have significant impact on Ambev's shares prices) as well as their family members, must observe the rules of the Trading Manual when conducting any kind of negotiation involving Ambev's shares. The complete Trading Manual and more information are available at your Legal Department, as well as in the Company's website: http://ri.ambev.com.br.

Failure to comply with the Trading Manual may result in disciplinary action, including dismissal with due cause. It may also be a criminal offense and give rise to civil liability.

14. Confidential information

Employees access confidential information on the Company, its customers, suppliers, associates or business partners when performing their functions. Confidential information includes, among others, any information not publicly disclosed by the Company, as finance information and documents related to financial models, processes and products, software, hardware and applications developed or in use by Ambev, even if the Employee was engaged in its development. The confidentiality of all information must be strictly kept even among different areas of the Company, unless its disclosure is authorized.

In order to preserve the confidentiality you should:

•         Keep safe the documents related to your activities not leaving confidential material on desks, lock your virtual desktop ("VD") if you´re not using it and, at the end of your workday, lock documents in drawers or files;

•         Keep absolute confidentiality on any kind of information, fact or operation involving Ambev's strategies;

•         Keep secrecy on undisclosed information;

•         Do not disclose any kind of unofficial information (rumors);

•         Limit the discussion of related matters to the Company and the workplace. Do not speak about the Company's projects in public areas such as elevators, airplanes, restaurants or bars;

•         Do not discuss strategic matters, unpublished information, or deal with confidential data via communication channels not officially approved by the Company.

Additionally, without authorization from your superior it is prohibited to:

•         Withdraw internal material, including via email, from Ambev or any other company from the AB Inbev Group, including material related to operations you participated in;

•         Make copies, by any means, of documents that might contain confidential information, including on customers, suppliers, products, costs, strategies and any other matter related to your work area inside the Company;

•         To give lectures, seminars or write academic works about Ambev or matters that include your work area inside the company. In these cases it is also necessary to obtain permission from your area´s Vice-President.

Finally, you cannot profit from the Company's information to gain personal advantages. If you had access to confidential information, respect the Trading Manual rules.

15. Emails, Internet and information systems

Our systems, Internet, intranet (Portal Click), emails and all data transmitted through networks and systems from the Company are its exclusive property. Under no circumstance our systems should be used to send or receive discriminatory or harassment messages, obscene material, commercial requests or any other that violates this Code of Conduct.

Every message sent or received by these means are Ambev's property and may, if allowed by local legislation, be tracked and used to check compliance against internal laws and regulations.

Exercise care when using emails, as they have the same legal effect as other written communication. When using email communication, you should exercise discretion and compose statements with care, thought and precision.

Physical access to Ambev's facilities and to our systems is granted based on your position in the Company and are, therefore, personal and non-transferable. Only people who explicitly received user access and password are allowed in our facilities and systems. The information inserted, generated or modified in our systems, as well as its approvals, is the sole responsibility of the electronic user of the system. Therefore, it is prohibited to disclose, grant or share your passwords with other people, temporarily or permanently. This conduct might subject the Employee to internal disciplinary penalties due to the risk of exposure that sharing a password brings.

16. Social Media and Instant Messaging Applications

Internet, social media and instant messaging applications changed our work manners, offering new ways to relate and communicate with Employees, business partners, clients and consumers, as well as with the world. Openness and transparency are part of our culture, therefore we encourage the exchange of ideas. However, disclosing confidential or inappropriate information on social medias may harm our brands, our Company and our Employees. Additionally, cases of discrimination, libel, defamation and slander on social medias or instant messaging applications are also against our principles.

In accordance with our culture of owners, the following guidelines must be followed by all Employees:

•  Do not express opinions that may imply or be understood as official positions by Ambev.

•  Do not post or share, without prior authorization, images, videos or internal information of the Company that were not publicly disclosed in our own official channels, including pictures or videos of Company's documents, trainings and internal meetings, financial information, information related to processes, strategic plans, projects, goals, market projections, information of clients etc.

•  Do not share messages received in your corporate e-mail and that contain internal contents with people outside the Company.

•  Do not expose information on our clients, partners and suppliers.

• Do not attack or slander, individually or in group, any person, product, client, supplier, other Employee, former Employee, competitor or any other party related to the Company.

• Finally, think about what you wish to show about yourself. Take care with your personal information, as anything you post or reveal about yourself on social medias affects the Company's image and yours. Take extra consideration when the subject is related with the Company's products, public bodies or our competitors.

Common sense always comes first. Ensure that any comment of yours is consistent with your work and with the values and professional standards of our Company. Take into consideration that your profile may be viewed not only by your coworkers, but also by our clients and shareholders. By being careful you protect the Company and your personal image!

17. Use of Company's assets

All Company's assets, including our properties (information, equipment, vehicles, computers, software), resources, funds, facilities, personnel, trademarks and the Company's name, must be used solely for legitimate business purposes. The Company's assets also include your time at work and the result of your work.

All Employees must protect the Company's assets and ensure that they are well managed and used in an efficient manner. The Company's assets should not be used for personal purposes, unless expressly authorized in a specific policy.

18. Code of Responsible Communication

As part of the leading global brewing group, Ambev has implemented a Code of Responsible Communication aimed at ensuring that our marketing and commercial communication are responsible and do not contribute to the misuse of our products, nor are not directed to under-age or people who are not able to drink alcohol. The Code of Responsible Communication applies to all forms of commercial communication and our brand marketing activities (including advertising, sponsorship, outdoor events, promotions, website content, relationship market, consumer public relations, packaging and labeling claims for all Ambev brands) and must be used as reference for marketing and commercial communication. For more information, please contact Corporate Affairs.

19. External communication

19.1   Market

Contact the Investor Relations area whenever you have a request for communication with shareholders or investors. This area is prepared to make communications in a precise, transparent and timely manner, enabling shareholders and investors to follow the Company's activities and performance.

19.2   Press

We guide our relationship with the press with transparency and respect. In order to ensure the appropriateness of our communications with the press:

•         Whenever the press contacts you, transfer the call to the External Communication area, which will handle the requests according to the applicable policies.

•         Never provide information and/or give interviews without prior authorization from the External Communication. In addition to being prohibited by the Company's policies, inappropriate communications may cause serious damages to Ambev's name and image.

•         Guide your suppliers to not disclose any project carried out with the Company or that is during the implementation process. No service provider has authorization to discuss Ambev projects without prior authorization from the External Communication area and the contracting area.

•         Notify the External Communication area immediately when identifying an improper propagation of news or information that may affect Ambev's image.

•         Do not spread or share information that you know or believe to be untrue (rumors).

•         In the relationship with mass media and in the case of interviews focused on your personal life, do not expose the Company's name so as not to associate Ambev's image with your own opinions.

20. Ethics Committee.

The management of the Code of Conduct is responsibility of the Ethics Committee, composed by the Chief Executive Officer (CEO), Chief Financial and Investor Relations Officer, Chief People Officer, General Counsel and Corporate Affairs Executive Officer, in addition to the Chief Compliance Officer, who acts as the Committee's secretary. The Ethics Committee is responsible for ensuring that the Code is known by all Employees and business partners who have relationships with the Company, as well as ensuring its efficacy and effectiveness.

21. Contacts

It is the responsibility of all Ambev's People to act as custodians of this Code and of the Company's Culture. A true OWNER does not overlook and, in order to ensure an effective communication, Ambev makes available several communication channels for questions, suggestions and complaints.

Contact with the Compliance Team and the Ethics Committee should be done in a clear and transparent manner through the channels below.

21.1 Compliance channel

Through the Compliance Channel (link found on Ambev Portal - Intranet), Ambev's People may easily (i) ask questions on the Code of Conduct and other compliance policies; (ii) report a conflict of interest; (iii) request approval for contracts with the government; (iv) request approval to modify or create a new commercial program; (v) request approval before making a donation; (vi) have access to documents/policies of the anti-corruption and antitrust compliance programs; and (vii) ask questions related to the anti-corruption and antitrust compliance programs.

21.2 Compliance Helpline

All Employees are encouraged to report any activity they believe is or might be a violation of the laws, regulations, to this Code of Conduct or our policies. If you become aware of activities that might constitute a violation, your are encouraged to report the activity:

• to your manager;

• to the Compliance Area of the Legal Department; or

•  to the Compliance Helpline.

Our Compliance Helpline is available 24/7 to all our Employees, suppliers and other business partners. It enables you to CONFIDENTIALLY and, if desired, ANONYMOUSLY report any concern regarding possible breaches of our Code of Conduct or of the applicable legislation.

It is a secure means of reporting, provided by an independent company and available anywhere in the world. You can report in your language on the phone +55 0800 795 0011 or at the website www.ouvidoriaambev.com.br

All reports and investigations are handled and conducted confidentially.

An independent company collects the reports and forwards them to the Compliance Area of the Legal Department, which oversees the handling of reports and investigates the complaints. If necessary, the complaint can be anonymously followed by the independent company via Internet.

No reprisals

Ambev prohibits and will not tolerate any reprisal or threat of reprisal against any person reporting a possible violation of the Company's laws, regulations or policies. Likewise, any Employee who discourages or prevents someone from reporting or seeking necessary aid or assistance to report the problem will be subject to disciplinary actions.

Reprisal is a violation and may be reported to our Compliance Helpline.